Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS

FIRST QUARTER 2012 FINANCIAL RESULTS;

REFINES FY2012 FINANCIAL OUTLOOK

First Quarter Highlights:

•	First quarter 2012 consolidated net sales totaled $333.1 million, equal to first quarter 2011 net sales.

•

First quarter 2012 net income totaled $3.9 million, or $0.11 per diluted share, including restructuring charges of approximately $2.8 million, net of tax, or $0.08 per diluted share, compared with first quarter 2011 net income of $12.8 million, or $0.37 per diluted share.

•	The board of directors approved a quarterly dividend of $0.22 per share, payable on May 31, 2012 to shareholders of record on May 17, 2012.

Refined 2012 Outlook:

•	Net sales growth of up to 1 percent.

•	Operating margin, including restructuring charges, expected to approximate 2011 operating margin of 8.1 percent; expects slight operating margin leverage excluding restructuring charges.

PORTLAND, Ore. — April 26, 2012 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the active outdoor apparel and footwear industries, today announced net sales of $333.1 million for the quarter ended March 31, 2012, essentially equal to net sales for the same period of 2011, including less than 1 percentage point negative effect from changes in foreign currency exchange rates.

First quarter net income totaled $3.9 million, or $0.11 per diluted share, including restructuring charges of approximately $2.8 million net of tax, or $0.08 per diluted share, compared with net income of $12.8 million, or $0.37 per diluted share, for the same period of 2011.

Tim Boyle, Columbia’s president and chief executive officer, commented, “As expected, our first quarter results and 2012 outlook reflect muted sales growth due to the lingering effects of the warm winter globally and continued economic weakness across Europe. During the quarter, we implemented difficult but necessary cost containment measures designed to maintain our profitability while we work to liquidate excess inventory levels.”

“These near-term challenges deepen our long-term resolve to continue to elevate each of our brands and strengthen their year-round presence in the marketplace. With Omni-Heat firmly established as a leading warmth technology, our innovation pipeline for 2013 features new visible cooling technologies that will be offered in both our Columbia and Mountain Hardwear brands.”

Boyle concluded, “We remain focused on our strategic priorities – driving innovation, transforming our supply chain and ERP platform, managing inventory and expenses and, above all else, nurturing stronger emotional connections with consumers to drive long-term growth.”

First Quarter 2012 Results

(All comparisons are between first quarter 2012 and first quarter 2011, unless otherwise noted.)

First quarter 2012 U.S. net sales of $193.0 million were essentially unchanged from first quarter 2011. Latin America and Asia Pacific (LAAP) region net sales grew 14 percent to $76.8 million, including a 2 percentage point benefit from changes in currency exchange rates. Europe, Middle East, and Africa (EMEA) region net sales decreased 14 percent to $38.1 million, including a 3 percentage point negative effect from changes in currency exchange rates. Canada net sales decreased 13 percent to $25.2 million, including a 2 percentage point negative effect from changes in currency exchange rates. (See “Geographical Net Sales” table below.)

First quarter apparel, accessories & equipment net sales increased 2 percent to $284.3 million. Footwear net sales decreased 10 percent to $48.8 million. (See “Categorical Net Sales” table below.)

First quarter Columbia brand net sales increased $5.0 million, or 2 percent, to $293.1 million, offset by a $3.9 million, or 38 percent, decline in Sorel net sales to $6.4 million, and a $1.0 million, or 3 percent, decline in Mountain Hardwear net sales to $30.7 million. (See “Brand Net Sales” table below.)

Balance Sheet

The company ended the quarter with $252.8 million in cash and short-term investments, compared with $243.9 million at December 31, 2011 and $335.3 million at March 31, 2011.

Consolidated inventories totaled $366.6 million at March 31, 2012, compared with $303.1 million at March 31, 2011, reflecting the effects of the warm winter, changes in product mix and higher average unit costs on 7 percent fewer units. A majority of the excess inventory is being held for disposition through our direct-to-consumer channels.

2012 Financial Outlook

The company currently expects net sales growth of up to 1 percent in 2012 compared to 2011, with higher direct-to-consumer sales in the U.S., Korea and Japan and increased wholesale sales in its Japan and international distributor businesses, largely offset by lower wholesale sales in Europe, Canada and the U.S.

Full year 2012 gross margin is expected to contract 30 to 50 basis points, reflecting an inventory liquidation strategy involving a higher proportion of promotional and close-out sales at lower gross margins and higher input costs, partially offset by favorable foreign currency hedge rates and reduced air freight costs.

Full year 2012 selling, general and administrative expenses, including restructuring charges, are expected to increase at a rate comparable to net sales growth.

2012 operating margin, including restructuring charges and anticipated higher licensing income, is expected to be comparable to 2011 operating margin of 8.1 percent. Excluding restructuring charges, the company expects slight operating margin improvement over 2011. The company is modeling a full year effective tax rate of 26 percent; however, the actual rate could differ, perhaps significantly, based on the status of tax uncertainties, the geographic mix of pre-tax income, as well as other discrete events that may occur during the year.

The company’s annual net sales are weighted more heavily toward the fall/winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year. In addition, the company’s cost containment measures are expected to benefit the second half of 2012 more significantly than the first half, resulting in operating margin deleverage during the first half of 2012, offset by operating margin leverage in the second half of 2012.

Second Quarter 2012 Outlook

The second quarter is the company’s lowest volume quarter, which amplifies the effect of changes in the timing of shipments and the fixed costs of the company’s operations.

The company expects a high single-digit percentage increase in second quarter 2012 net sales compared with second quarter 2011, primarily reflecting earlier shipment of international distributors’ increased Fall 2012 advance orders and increased direct-to-consumer sales.

The company expects second quarter 2012 operating margin to improve by 50 to 100 basis points compared to second quarter 2011. The second quarter outlook anticipates approximately 275 to 325 basis points of SG&A expense leverage, partially offset by gross margin contraction of approximately 200 basis points and slightly lower licensing income. The contraction in second quarter gross margin incorporates increased promotional and close-out sales at lower gross margins, a higher proportion of distributor shipments which carry lower gross margins, and higher input costs, partially offset by favorable foreign currency hedge rates.

The company is modeling an effective income tax rate for the second quarter of 40 percent, which is driven primarily by the anticipated pre-tax loss and the geographic mix of income.

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps significantly.

A more detailed version of the company’s financial outlook can be found in the “CFO Commentary on First Quarter Financial Results and 2012 Outlook”, available on the company’s investor relations website at http://investor.columbia.com/results.cfm.

Dividend

The board of directors authorized a quarterly dividend of $0.22 per share, payable on May 31, 2012 to shareholders of record on May 17, 2012.

CFO’s First Quarter Financial Commentary Available Online

At approximately 4:15 p.m. EDT today, a commentary by Tom Cusick, senior vice president of finance and chief financial officer, reviewing the company’s first quarter 2012 results and full year 2012 outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, April 26, 2012 at 5:00 p.m. EDT to review its first quarter results and 2012 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until April 25, 2013.

Second Quarter 2012 Reporting Schedule

Columbia Sportswear plans to report financial results for second quarter 2012 on Thursday, July 26, 2012 at approximately 4:00 p.m. EDT. Following issuance of the earnings release, a commentary reviewing the company’s second quarter financial results and fiscal 2012 financial outlook will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, Columbia products are sold in approximately 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, and Montrail®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.montrail.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A and other expenses, licensing income, tax rates, currency hedge rates, product innovations, cost containment measures, restructuring costs, supply chain management, information technology initiatives and marketing plans in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure, data management and business process initiatives, failure of which could result in significant disruptions to our business; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,
	2012	2011
Current Assets:
Cash and cash equivalents	$240,725	$234,982
Short-term investments	12,028	100,331
Accounts receivable, net	253,297	218,895
Inventories, net	366,564	303,086
Deferred income taxes	51,519	43,245
Prepaid expenses and other current assets	37,421	49,649

Total current assets	961,554	950,188
Property, plant and equipment, net	256,420	225,210
Intangibles and other non-current assets	82,098	80,635

Total assets	$1,300,072	$1,256,033

Current Liabilities:
Accounts payable	$90,665	$92,356
Accrued liabilities	80,460	84,389
Income taxes payable	9,470	11,303
Deferred income taxes	986	1,192

Total current liabilities	181,581	189,240
Other long-term liabilities	39,980	41,889
Shareholders’ equity	1,078,511	1,024,904

Total liabilities and shareholders’ equity	$1,300,072	$1,256,033

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net sales	$333,141	$333,086
Cost of sales	185,205	183,550

Gross profit	147,936	149,536
	44.4%	44.9%
Selling, general, and administrative expenses	144,556	134,147
Net licensing income	1,975	2,531

Income from operations	5,355	17,920
Interest income, net	247	323

Income before income tax	5,602	18,243
Income tax expense	(1,704)	(5,473)

Net income	$3,898	$12,770

Earnings per share:
Basic	$0.12	$0.38
Diluted	0.11	0.37
Weighted average shares outstanding:
Basic	33,705	33,799
Diluted	33,953	34,288

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$3,898	$12,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,018	10,466
Loss on disposal or impairment of property, plant and equipment	84	134
Deferred income taxes	571	3,543
Stock-based compensation	2,112	1,813
Excess tax benefit from employee stock plans	(225)	(1,371)
Changes in operating assets and liabilities:
Accounts receivable	98,893	84,007
Inventories	(1,640)	13,704
Prepaid expenses and other current assets	(730)	(20,989)
Other assets	(820)	(873)
Accounts payable and accrued liabilities	(86,911)	(62,643)
Income taxes payable	(5,105)	(5,544)
Other liabilities	1,068	1,337

Net cash provided by operating activities	22,213	36,354

CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of short-term investments	(9,150)	(31,461)
Capital expenditures	(12,004)	(9,043)
Proceeds from sale of property, plant, and equipment	—	33

Net cash used in investing activities	(21,154)	(40,471)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee stock plans	3,475	5,843
Tax payments related to restricted stock unit issuances	(1,116)	(2,770)
Excess tax benefit from employee stock plans	225	1,371
Cash dividends paid	(7,419)	(6,762)

Net cash used in financing activities	(4,835)	(2,318)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	3,467	7,160

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(309)	725
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	241,034	234,257

CASH AND CASH EQUIVALENTS, END OF PERIOD	$240,725	$234,982

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capital expenditures incurred but not yet paid	$2,236	$1,445

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended March 31,
	2012	2011	% Change
Geographical Net Sales:
United States	$193.0	$192.5	—
Latin America & Asia Pacific	76.8	67.3	14%
Europe, Middle East, & Africa	38.1	44.4	(14)%
Canada	25.2	28.9	(13)%

Total	$333.1	$333.1	—

Categorical Net Sales:
Apparel, Accessories and Equipment	$284.3	$278.7	2%
Footwear	48.8	54.4	(10)%

Total	$333.1	$333.1	—

Brand Net Sales:
Columbia	$293.1	$288.1	2%
Mountain Hardwear	30.7	31.7	(3)%
Sorel	6.4	10.3	(38)%
Other	2.9	3.0	(3)%

Total	$333.1	$333.1	—

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